                                                                    EXHIBIT 10.7



                                                  January 28, 2000


Mr. Frank J. Galvin
1171 Standish Court
Naperville, IL 60540

Dear Frank:

This Letter Agreement confirms our earlier discussions regarding your voluntary retirement from the position of Executive Vice-President and General Manager Aerosol with the United States Can Company ("U.S. Can"), effective February 4, 2000. This Letter Agreement supplements the Separation and "Non-Compete" Understanding between Frank J. Galvin and U.S. Can, dated January 4, 2000, which is incorporated hereto as Attachment A.

A.       Base Salary Continuance & Lump Sum Payments

As a result of your retirement, you shall not be entitled to any further compensation, payments or remuneration, except as provided herein. After February 4, 2000, you will receive base salary continuance, payable in bi-weekly increments through February 4, 2002. In addition, on February 4, 2002 and February 4, 2003, respectively, you will receive lump sum payments in the gross amount of $170,000. The base salary continuance and lump sum payments shall be subject to customary withholding and other employment taxes and any other voluntary, authorized or required deductions.

B.       Limited Special Projects

During 2000 and 2001, based on your availability, limited special projects may be assigned to you from time to time by Paul W. Jones, President and CEO of U.S. Can. Any reasonable and necessary business expenses incurred in connection with the limited special projects shall be reimbursed in accordance with U.S. Can's expense reimbursement policies in effect when such expenses are incurred. A separate consulting agreement will be agreed to by both parties.

C.       Medical and Health Benefits

Upon payment of the applicable annual premiums (currently $1,430), you are eligible to receive U.S. Can's medical and dental insurance coverages pursuant to the terms of those plans until February 4, 2002. From February 4, 2002 through July 16, 2006, you, your spouse and dependents will be eligible for the supplemental retirement medical benefits as described in Amendment No. 1 to Employment Agreement, dated November 17, 1997. which, except as has been specifically amended by this Letter Agreement, is incorporated hereto as Attachment B.

D.       Accrued or Unused Vacation

You will be separately compensated (in a lump sum) only for accrued or unused vacation through February 4, 2000.

E.       1999 Bonus

Your bonus for 1999 will be paid on or about February 11, 2000, based on 1999 audited results for the Company.

 F.      Restricted Stock and Stock Options

Subject to and contingent upon the approval of the U.S. Can Board of Directors, the vesting of the certain restricted stock and/or non-qualified stock options will be accelerated to February 4, 2000, as follows:

                                                 Original
         Plan                     Shares        Vest Date      Exercise Price
         ----                     ------        ---------      --------------
1995 Equity Incentive Plan        30,000         6/23/00             --
1995 Equity Incentive Plan         4,666        10/29/00          $16.125
1995 Equity Incentive Plan         4,667        10/29/01          $16.125

Vesting of restricted stock is a taxable event and the value of the restricted stock would be taxable as ordinary income at your marginal tax rate. U.S. Can is obligated to withhold taxes upon vesting, generally at your marginal tax rate.

G.       Miscellaneous Benefits

         (1) You will be eligible for any benefits which have heretofore vested to you in accordance with applicable documents pertaining to the Salaried Employees Retirement and Accumulation Plan ("SRAP") and the non-qualified 401(k) plan and benefit replacement plans ("non-qualified plans").

         (2) Unless otherwise addressed in this Letter Agreement or its Attachments, benefits that will cease on February 4, 2000 include car allowance and deductions, travel insurance, short and long term disability, SRAP and non-qualified plan participation, Employee Stock Purchase Plan, the Benefit Replacement Plan and any other equity, deferred compensation, benefit or bonus plan.

         (3) U.S. Can will retain the services of a mutually-agreeable executive outplacement firm on a month-to-month basis for a period of up to 12 months. (Three firms have been suggested to you as options.)

H.       Non-Competition/Non-Solicitation Agreement

After your retirement from U.S. Can, you understand that you shall be free to work for any other employer or to engage in consulting or in any other business EXCEPT that you hereby covenant and agree that from the effective date of this Letter Agreement and for the four (4) years following your retirement during which you will receive the payments described above, you will not, without the express written approval of the President and CEO of U.S. Can:

         (1) engage, directly or indirectly, as owner, officer, director, employee, stockholder, principal, consultant, advisor, sales representative, agent, lender, guarantor, cosigner, investor or trustee of any corporation, partnership, proprietorship, joint venture, association or any other business or entity of any nature in the manufacture, development, sale, marketing, licensing and/or distribution of any product or service which is directly competitive with any product or service supplied by U.S. Can or any of its affiliates in the metal or rigid plastic container segment of the packaging industry, including but not limited to the following direct competitors of U.S. Can--Crown Cork & Seal, Impress, B-Way, Central, Plastican, Lettica, Southcorp, KW Plastics, Independent Can and J.L. Clark;
         (2) assist any person or entity in the development, maintenance, manufacture, sale, licensing, distribution or marketing of any product or service in a business or line of business in competition with U.S. Can or its affiliates in the metal or rigid plastic container segment of the packaging industry;
         (3) on behalf of yourself, or any other person or entity, solicit or otherwise interfere, with any customers or clients or prospective customers or clients of U.S. Can with whom you or anyone reporting to you had contact during your tenure with U.S. Can or during the consulting period; or
         (4) on behalf of yourself, or for any other person or entity, employ, offer to employ, solicit for employment, engage as a consultant, advisor, independent contractor or form an association with any person who is then, or who during the preceding two years was, an employee of U.S. Can or any of its affiliates.

The foregoing restrictions shall not preclude you from retaining and/or making passive investment interests of less than two percent (2%) in corporations whose stock is registered under the Securities Exchange Act of 1934, as amended.

If, at the time of enforcement of this provision, the period or scope of any provision is found to be unreasonable, the maximum reasonable period or scope shall be substituted for the period or scope stated in such provision.

THIS NON-COMPETITION/NON-SOLICITATION PROVISION SUPERSEDES AND SUPPLANTS ANY NON-COMPETITION AND/OR NON-SOLICITATION AGREEMENT, CLAUSE OR PROVISION PREVIOUSLY AGREED TO BETWEEN YOU AND U.S. CAN, INCLUDING BUT NOT LIMITED TO PARAGRAPH 1.C. OF ATTACHMENT B.

 I.      Confidentiality

         (A)      U.S. Can Proprietary Information

Except in connection with your remaining employment or your limited special projects, you agree that you shall not disclose to any person or entity, or use, any proprietary or confidential information acquired by you while employed or engaged by U.S. Can. Proprietary and confidential information includes, but is not limited to, trade secrets, technical information, designs, drawings, processes, systems, procedures, formulae, test data, know-how, improvements, price lists, financial or other data, business plans, sales data, which is or was used by U.S. Can in the conduct of its business. You acknowledge that all such information, in any form, and copies and extracts thereof, are and shall remain the sole and exclusive property of U.S. Can. Upon your last day, you agree to return all such information, in whatever form maintained, to U.S. Can. If you acquire proprietary or confidential information during the course of any limited special projects, you agree to return all such information, in whatever form maintained, to U.S. Can at the conclusion of the project. For purposes of this Letter Agreement, Confidential Information is subject to the protection of the Illinois Trade Secrets Act.

         (B)      This Letter Agreement

From this date forward, you agree not to disclose, divulge, publicize or publish the existence or terms of this Letter Agreement, and its attachments, except to your counsel, spouse or financial advisor, or as required by law or as required to enforce the terms of this Letter Agreement.

THIS CONFIDENTIALITY PROVISION SUPERSEDES AND SUPPLANTS ANY CONFIDENTIALITY AGREEMENT, CLAUSE OR PROVISION PREVIOUSLY AGREED TO BETWEEN YOU AND U.S. CAN.

J.       Nondisparagement

You agree that you will refrain from making any negative, adverse or disparaging comments regarding U.S. Can or any of the Released Parties referred to in this Letter Agreement.

K.       Effect of Breach

In the event you breach of the confidentiality, disparagement, or non-competition/non-solicitation provisions of this letter agreement, all payments hereunder will cease immediately.

L.       Release

In consideration for the promises herein, you, for yourself, your agents, legal or personal representatives, assigns, heirs, distributees, administrators and executors (the "Releasing Parties"), hereby release and forever discharge U.S. Can, its present or past parents, subsidiaries, divisions, affiliates, or related companies, and their respective successors or assigns, present or past officers, trustees, directors, employees and agents of each of them (the "Released Parties"), from any and all claims, demands, actions, liabilities and other claims for relief and remuneration whatsoever, whether known or unknown, arising or which could have arisen, up to and including the date of your execution of this letter agreement, including, without limitation, those arising out of or relating to your employment or change in employment status and termination of prior agreements, including any claims arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Americans With Disabilities Act, the Age Discrimination in Employment Act of 1967, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, the Employee Retirement Income Security Act ("ERISA"), or any other federal, state, county, or local statute, law, ordinance, regulation, code or executive order, any tort or contract claims, whether express or implied, and any of the claims, matters and issues which could have been asserted by the Releasing Parties against the Released Parties in any legal, administrative, or other proceeding.

U.S. Can, on behalf of itself and its past, present and future principals, officers and directors, predecessors, affiliates, successors and assigns, hereby release you, your heirs, and representatives from any and all claims, demands, actions and liabilities whatsoever arising from or out of your employment except wanton and willful misfeasance, fraud or criminal conduct in the discharge of your employment duties.

M.       Non-admission of Liability

Nothing in this Letter Agreement, nor any actions taken by any parties in connection herewith, shall constitute, be construed as, or be deemed to be, an admission of fault, liability or wrongdoing of any kind whatsoever on the part of U.S. Can or the Released Parties or Frank J. Galvin.

N.       Effect of Death

In the event of your death, the benefits and payments described above will be made to the Estate of Frank J. Galvin, except that the medical and health benefits described in paragraph C, above, will continue for your spouse and/or eligible dependents in accordance with the applicable plans.

O.       Arbitration

Any dispute or claim under this Letter Agreement shall be settled by arbitration in Chicago, Illinois by an arbitrator, who shall be appointed pursuant to the rules of the American Arbitration Association ("AAA"). The arbitration shall be conducted in accordance with the AAA rules governing employment disputes. Any award issued as a result of such arbitration shall be final and binding on the parties, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

P.       Knowing and Voluntary Agreement; Statutory Consideration Period

YOU REPRESENT AND WARRANT THAT YOU HAVE BEEN ADVISED, IN WRITING, TO CONSULT WITH COUNSEL OR AN ATTORNEY IN CONNECTION WITH THIS LETTER AGREEMENT. THE PARTIES REPRESENT AND WARRANT THAT, PRIOR TO EXECUTING THIS LETTER AGREEMENT, THEY HAVE READ IT IN ITS ENTIRETY AND

FULLY UNDERSTAND ITS MEANING AND EFFECT AND THAT THEY HAVE ENTERED INTO IT KNOWINGLY AND VOLUNTARILY.

YOU REPRESENT AND WARRANT THAT YOU HAVE BEEN GIVEN TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THIS LETTER AGREEMENT AND THAT YOU HAVE BEEN GIVEN SEVEN (7) DAYS AFTER EXECUTING OR SIGNING IT IN WHICH TO REVOKE IT. THIS LETTER AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED.

This Letter Agreement, consisting of six (6) pages and Attachments A and B, contains the entire agreement between you and U.S. Can or its affiliates. This Letter Agreement supersedes, terminates and discharges all prior oral and written agreements, commitments or understandings between you and U.S. Can or its affiliates. This Letter Agreement shall be binding on and inure to the benefit of U.S. Can, its affiliates and successors and assigns.

                                        Sincerely,

                                        UNITED STATES CAN COMPANY


                                        By:
                                            ------------------------------------
                                            Roger B. Farley
                                            Sr. Vice President - Human Resources

AGREED TO BY:                           APPROVED:

                                        UNITED STATES CAN COMPANY



                                        By:
--------------------------------------      ------------------------------------
Frank J. Galvin                             Paul W. Jones
Executive Vice President & Gen'l Mgr.,      President and CEO
Aerosol


Attachments